Exhibit 99.2

Vaughan Foods, Inc. Reports 2008 Operating Results

Sales Increase Sharply

Operating Results Adversely Affected by Fuel and Commodity Costs

MOORE, Okla., March 19, 2009 -- Vaughan Foods, Inc. (Nasdaq – FOOD), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the year ended December 31, 2008.

Sales increased by 37 percent, or $24.7 million to $91.9 million during 2008, compared to $67.2 million in 2007. Included in the revenue of 2008 is $10.6 million from the acquisition of Allison’s Gourmet Kitchens in 2007. Vaughan’s revenue growth of 37 percent, 21 percent excluding the effects of the Allison’s acquisition, significantly exceeded the Company’s revenue guidance of 7-10 percent provided a year ago.

However, we were unable to achieve positive earnings in 2008 due primarily to the effects of dramatic increases in fuel and input costs, and our inability to mitigate the effects of these costs increases through timely pricing adjustments to our customers.

Our gross profit was $5.1 million, or 5.5 percent of revenues in 2008, compared to $6.7 million, or 9.9 percent of revenues in 2007. We paid $13.9 million more for raw material food products and $4.2 million more for packaging materials in 2008 than in 2007. Our prepared foods business experienced cost increases during 2008 as the prices of basic food commodities such as wheat, corn and soybeans experienced much higher than anticipated levels of demand. A primary reason for this factor appears to have been the diversion of their use from foodstuffs to alternative sources of fuel.

As a result, we recorded a net loss of $3.4 million, or $0.73 per share during 2008, compared to a net loss of $0.9 million or $0.26 per share during 2007.

Sales increased by $2.5 million, or 12 percent in the fourth quarter of 2008 compared to 2007. We recorded a net loss of $1.2 million, or $0.27 per share in the fourth quarter of 2008, compared with a net loss of $0.4 million, or $0.10 per share in the fourth quarter of 2007.

Operating results were adversely affected in the fourth quarter of 2008 and for the full year due to the effects of significantly higher fuel and commodity food prices, which constitute raw material used in Vaughan products. With wheat, corn and soybeans at or near historical highs, the move by farmers to convert available acreage to grain production over vegetables was a significant factor affecting the prices of input commodities in 2008. The result of the increased demand on these commodities combined with the higher fuel cost of inbound freight of raw materials and outbound freight of finished goods significantly increased the cost of food products in the United States, particularly in our business.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “The year 2008 was almost a perfect storm, as far as input costs were concerned, adversely affecting our gross margins and our profitability. All major costs went the wrong direction – due almost entirely to external factors outside our control. We did not react as well as we could have to these factors. Higher than expected inbound freight costs – caused primarily by much higher diesel fuel prices – also increased the cost of our raw materials.

“However, our sales held up well and beat our expectations. We shipped 13.5 million more pounds of product during 2008 compared to 2007, consisting of shipments to new customers and increased sales to existing customers. We were also able to increase prices to our customers in 2008 resulting in $3.8 million in additional revenue however, were not always able to adjust our prices timely due to contractual arrangements, logistical issues, market forces and other factors. We had also assumed that commodity cost spikes were going to be less severe and short term in nature, and that our customers would not readily accept large price increases due to what was expected to be mild, temporary changes in input costs. For these reasons, most of our price increases were not implemented in time to mitigate the significant and rapid increases in raw material and transportation costs.

“During 2009, we expect that our average revenue per pound of product sold will benefit from the full-year effects of our 2008 pricing adjustments. Although fuel and commodity costs have moderated, we are still playing catch-up, to some extent. However, we continue to add new business, as our costs come into line. We have also terminated relationships with some former customers that were unprofitable for us. Although we are very cautious about making too many predictions about 2009 due to adverse economic conditions, we currently believe that 2009 will prove to be a stronger year for us than 2008,” concluded Mr. Grimes.

The implementation of a new Enterprise Resource Planning system was a major initiative in 2008, and its implementation will be substantially completed during the second quarter of 2009. Among other things, the new ERP system will simplify our back-end operations, provide greater and more timely visibility into business operations, enable customer e-commerce capabilities and further align our divisions. Vaughan Foods is also focused on improving its sourcing processes to minimize waste, reduce in-bound shipping costs, assure a more steady supply and price of product, and improve raw material quality.

Financing

Yesterday, the Company announced that it had closed on a new revolving line of credit of $3.0 million with Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula of Palo Alto, California. $1.0 million of the proceeds of the facility were used to retire Vaughan’s former revolving credit facility with International Bank of Commerce.

Guidance

Vaughan’s Investor Relations policy prohibits management from making specific public earnings forecasts or outlook indications, or commenting on external earnings estimates. Although management has provided some macro guidance in 2008, economic conditions in the United States are too uncertain for us to be able to provide any meaningful guidance.

Investor Conference Call

Vaughan management will host an investor conference call on Thursday, March 19, 2009 at 4:00 p.m. ET to discuss these results.

Interested parties should call 888-256-9152 (domestic) or 913-312-1458 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through April 20, 2009, and can be accessed by dialing 888-203-1112 (domestic), and 719-457-0820 (international). The pass code is 9977243.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc. Consolidated Balance Sheets (dollars in thousands)

	December 31, 2008	December 31, 2007

Current assets:
Cash and cash equivalents	$ -	$ 2,698
Accounts receivable, net of allowance for credit losses of
Accounts receivable, net of allowance for credit losses of $157,514 at September 30, 2008 and $173,561 at December 31, 2007	5,323	5,981
Inventories	3,376	2,846
Prepaid expenses and other assets	77	119
Deferred tax assets	310	40
Total current assets	9,086	11,684
Restricted assets:
Investments	562	709
Total restricted assets	562	709
Property and equipment, net	17,059	16,569
Other assets:
Loan origination fees, net of amortization	368	377
Intangible assets	108	715
Deferred tax assets, noncurrent	2,301	393
Total assets	$ 29,484	$ 30,447
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	7,961	4,941
Disbursements in transit	1,236	-
Line of credit	1,000	-
Short-term borrowings	-	1,000
Note payable to former owners of Allison’s Gourmet Kitchens, LP	802	1,000
Accrued liabilities	1,851	1,889
Current portion of long-term debt	1,094	865
Current portion of capital lease obligation	204	189
Amounts payable to former owners of Wild About Food	-	222
Total current liabilities	14,148	10,106
Long term liabilities:
Long-term debt, net of current portion	7,950	9,146
Capital lease obligation, net of current portion	95	297
Deferred gain on sale of assets	79	-
Amounts payable to former owners of Wild About Food, net of current portion	-	250
Total long-term liabilities	8,124	9,693
Total stockholders’ equity	7,212	10,648
Total liabilities and stockholders’ equity	$ 29,484	$ 30,447

Vaughan Foods, Inc. Consolidated Statements of Operations (dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net sales	$ 22,737	$ 20,220	$ 91,852	$ 67,173
Cost of sales	22,460	18,609	86,778	60,491
Gross profit	277	1,611	5,074	6,682

Selling, general and administrative	2,277	2,235	9,761	6,213
Operating income	(2,000)	(624)	(4,687)	469

Interest expense	(229)	(345)	(833)	(2,072)
Other income, net	20	203	(21)	490
Income (loss) before income taxes	(2,209)	(766)	(5,541)	(1,113)
Income tax expense (benefit)	(969)	(322)	(2,178)	(207)
Net income (loss)	$ (1,240)	$ (444)	$ (3,363)	$ (906)
Weighted average shares outstanding (basic and diluted)	4,623,077	4,623,077	4,623,077	3,461,539
Net income (loss) per share (basic and diluted)	(0.27)	(0.10)	(0.73)	(0.26)

Vaughan Foods, Inc. Consolidated Statements of Cash Flows For the Years Ended December 31, 2008 and 2007 (dollars in thousands)

	2008	2007

Cash flows from operating activities:
Net (loss)	$ (3,363)	$ (906)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,821	2,230
Provision for credit losses	(32)	109
(Gain) loss on sale of asset	57	(102)
Stock option expense	7	-
Deferred income taxes	(2,178)	(207)
Changes in operating assets and liabilities:
Accounts receivable	690	(265)
Accounts receivable - related party	-	181
Inventories	(530)	(489)
Disbursements in transit	1,236	-
Prepaid expenses and other assets	42	(14)
Accounts payable	3,020	(1,695)
Accounts payable, related party	-	(424)
Accrued liabilities	(38)	345
Net cash provided (used) by operating activities	732	(1,237)

Cash flows from investing activities:
Purchases of property and equipment	(2,777)	(1,691)
Investments in Restricted assets	146	(111)
Proceeds from sale of assets	712	318
Distributions from restricted assets	-	250
Cash paid for acquisition of Allison’s Gourmet Kitchens, net of cash acquired	-	(1,278)
Deconsolidation of variable interest entity	(80)	-
Net cash (used by) investing activities	(1,999)	(2,512)

Cash flows from financing activities:
Payments of loan origination fees	(34)	(5)
Proceeds from initial public offering	-	11,594
Proceeds from line of credit	1,000	1,150
Repayments on line of credit	-	(3,876)
Repayment of long-term debt and capital leases	(1,155)	(1,166)
Repayments of notes payable to former owners of
Repayments of notes payable to former owners of Allison’s Gourmet Kitchens, LP	(197)	-
Cash paid to former owners of Wild About Food	(45)	(118)
Repayments of short-term borrowings	(1,000)	(2,000)
Net cash provided (used by) financing activities	(1,431)	5,579

Net increase (decrease) in cash and cash equivalents	(2,698)	1,830
Cash and cash equivalents at beginning of period	2,698	868
Cash and cash equivalents at end of period	$ -	$ 2,698